Exhibit 99.1

North State Bancorp

NEWS RELEASE

For more information, contact:	January 22, 2004

Larry Barbour

President and CEO

919-855-9925

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

919-855-9925

NORTH STATE BANCORP

REPORTS 49% INCREASE IN PRETAX INCOME FOR 2003

Raleigh, NC.

For the year ended December 31, 2003, North State Bancorp, the holding company for North State Bank, reported pretax income of $1,414,000 compared to $950,000 for 2002, an increase of 48.8%. The calendar year 2003 was the first period in the Company’s history in which it had to accrue a charge for income taxes. Earnings in prior periods benefited from operating loss carry-forwards relating to North State Bank’s initial opening losses in 2000. Strong loan growth in 2003 further impacted earnings as the Bank set aside $690,000 for loan loss provision during 2003 compared to $546,000 for 2002, an increase of 26.4%. Net income was $979,000 for 2003 compared to net income of $950,000 for 2002, an increase of 3.1%.

For the quarter ended December 31, 2003, pretax income was $424,000 compared to $367,000 for 2002, an increase of 15.5%. During the quarter, in addition to setting aside $132,000 for income tax provision, the Bank increased loan loss provision by

$140,000 compared to $87,000 for the same period in 2002, an increase of 60.9%. For the quarter, net income was $292,000 compared to $367,000 for the same period in 2002.

Total assets for North State Bancorp at December 31, 2003 were $249.0 million, compared to total assets of $195.0 million at December 31, 2002, an increase of 27.7%.

Total deposits for the Bank at December 31, 2003 were $208.5 million and total loans were $181.5 million, compared to $166.0 million in total deposits and $116.0 million in total loans reported at year-end 2002, increases of 25.6% and 56.5%, respectively.

“We are pleased to report the results for North State Bancorp for 2003, our third full year in operation,” said Larry D. Barbour, president and CEO of North State. “During the year, we experienced strong growth in the key areas of income, deposits and loans, with loans growing during the last two quarters of the year by $42.3 million or 30.4%.

“The Bank expanded during 2003, moving from a temporary office in Garner to our new full-service facility, and in September opened a loan production office in the Wakefield Corporate Center in Raleigh. In early 2004, we will open our West Raleigh office, which will be headed by Bobby Ross, our senior vice president and West Raleigh executive, expanding our reach into the western area of Wake County. The corporate headquarters and a full service office will open in October at the new North Hills mall. Because of our 2003 operating results and expansion plans, we are looking forward to an exciting 2004.”

Founded in 2000, North State Bank is a full service community bank, headquartered in Raleigh, and currently serves Wake County through three offices: full-service offices on Falls of Neuse Road in Raleigh and on Highway 70 West in Garner, and a loan production office at Wakefield Corporate Center in Raleigh. Plans have been announced for a new office to open in early 2004 to be located across from Rex Hospital at 2413 Blue Ridge Road in Raleigh and a new headquarters and banking office to be completed by October 2004 on Six Forks Road in Raleigh at the new North Hills.

North State Bancorp, parent company of North State Bank, is listed on the OTC electronic bulletin board under the symbol “NSBC”.

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www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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